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                                                               EXHIBIT NO. 99.13

               SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

                                 67 Broad Street
                               New York, NY 10004



                                                     May 13, 1985

MFS/Sun Life Series Trust
200 Berkeley Street
Boston, Massachusetts   02116

Gentlemen:

         In connection with our purchase of Shares of Beneficial Interest (without par value) of MFS/Sun Life Series Trust (the "Shares") in the following amounts:

           25,238 Shares of the Money Market Series;
            2,500 Shares of the High Yield Series;
            2,500 Shares of the Capital Appreciation Series; and
            2,500 Shares of the Government Guaranteed Series;

we hereby represent and warrant to you that we are purchasing said Shares as an investment with no intention or redeeming or reselling the Shares of any Series until a date at least two year hereafter or, except with regard to the Money Market Series, until such time as the total assets of such respective Series exceed $5 million, whichever occurs first.

                                            Very truly yours,

                                            Sun Life Insurance and Annuity
                                            Company of New York

                                            By:   BONNIE S. ANGUS
                                                  ---------------------------
                                                  Bonnie S. Angus